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                                                                       EXHIBIT A

                                  PRESS RELEASE


         Dolgeville, New York - March 31, 2000 - Daniel Green Company (Nasdaq:
DAGR) announced today that it had concluded its purchase of Penobscot Shoe Company for approximately $17.8 million in cash and the assumption of certain obligations.

         Based in Old Town, Maine, Penobscot is a manufacturer of women's footwear under the Trotters and newly introduced Softwalk labels. For the fiscal year ended November 30, 1999, Penobscot's sales totaled $21.7 million and it generated $3.2 million in net pre-tax income.

         "We believe that Penobscot represents a significant opportunity for Daniel Green to both extend its product offering and achieve critical mass. Along with our earlier acquisition of the L.B. Evans men's slipper lines, we believe that these additions to our core Daniel Green business dynamically enhance our ability to compete in the marketplace" commented James Riedman, CEO and Chairman.

         Daniel Green was established in 1882 and is recognized as the market leader in designing and selling quality slippers. Daniel Green sells well known branded slippers, including its line of women's slippers, L.B. Evans men's slippers and Woolrich men's slippers.

         For additional information contact Greg Tunney, President and Chief Operating Officer at (315) 429-3131 Ext. 288 or visit the Daniel Green website at www.DanielGreenCo.com